Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Blue Coat Systems, Inc. pertaining to the Blue Coat Systems, Inc. Employee Stock Purchase Plan and 1999 Stock Incentive Plan of our reports dated March 26, 2007, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2006, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Blue Coat Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 18, 2007